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                                                                   EXHIBIT 10.23

                             AMENDMENT TO AGREEMENT

         WHEREAS, CheMatch.com, Inc. (formerly known as PetroChemNet Holdings, Inc.), hereinafter "PCN, CheMatch, or the Company" and E.I. duPont de Nemours and Company, hereinafter "DuPont", entered into a certain Strategic Alliance Agreement dated November 11, 1999; and

         WHEREAS, CheMatch and DuPont have agreed to certain amendments and clarifications to such Strategic Alliance Agreement;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CheMatch and DuPont agree as follows:

1. Paragraph 2(b) of the Strategic Alliance Agreement is hereby deleted in its entirety and the following substituted therefor:

         (b) DuPont will work with CheMatch to add those potential customers agreed by the parties to the customers using the CheMatch platform of CheMatch for trading products. For each such customer up to a maximum of 20 customers, that completes at least five (5) transactions with parties other than DuPont on the CheMatch platform prior to December 31, 2000 at the standard rates charged for the use of the CheMatch platform, DuPont shall earn a commission of $100,000. In lieu of a cash payment , DuPont will use such commission to purchase a number of shares of Common Stock of CheMatch equal to such $100,000, divided by the Fair Market Value per share of Common Stock. Additionally, for each such customer that completes at least four (4) transactions or transacts notional value equal to or greater than $3,000,000 in a minimum of two (2) transactions (including auctions or reverse auctions) with DuPont prior to December 31, 2000, at the standard rates charged for the use of the CheMatch platform, DuPont will earn a commission of $50,000. In lieu of a cash payment, DuPont will use such commission to purchase a number of shares of Common Stock of CheMatch equal to such $50,000, divided by the Fair Market Value per share of Common Stock. For the purposes of this paragraph 2(b), "Fair Market Value" shall mean (i) the price per share paid for the Series C Preferred Stock until the date 120 days from 1 December 1999, or (ii) thereafter, the per share price based on the most recent transaction value or appraisal, if CheMatch has not completed its initial public offering, or if CheMatch has completed its initial public offering, the closing price of CheMatch's Common Stock on the date of the fourth trade or the date of the transacted notional value is equal to or greater than $3,000,000 in a minimum of two transactions meeting the conditions set forth above. Provided that, in no event shall the commissions earned pursuant to this paragraph exceed in the aggregate $2,000,000, nor the total of Common Stock of CheMatch owned by DuPont exceed 10% of the "fully diluted" common stock as described in paragraph 2(c) below.

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2.       Except as amended hereby, the Strategic Alliance Agreement dated
         November 11, 1999 by and between CheMatch and DuPont remain in full force and effect.


ACCEPTED AND AGREED this 20th day of March, 2000.

CHEMATCH.COM, INC.                          E. I. DUPONT DENEMOURS AND CO.


By:   /s/ Fred B. Cook                      By:    /s/ S.A. Hamdan
   --------------------------------            ---------------------------------
Name:     Fred B. Cook                      Name:      S.A. Hamdan
Title:    Senior Vice President             Title:     Director